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                         TD WATERHOUSE VARIABLE ANNUITY
                       FIRST FORTIS LIFE INSURANCE COMPANY

                               FILE NO. 333-20345

      SUPPLEMENT DATED JANUARY 13, 2005 TO THE PROSPECTUS DATED MAY 3, 2004


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              SUPPLEMENT DATED JANUARY 13, 2005 TO YOUR PROSPECTUS

Your Annuity Contract offers the following underlying mutual Fund as an investment option. The Total Fund Operating Expense for the underlying mutual Fund has been restated as a result of a fee waiver and/or expense reimbursement arrangement.

As a result, the underlying Fund expense information for the AIM V.I. Core Stock Fund under the Section "Annual Fund Operating Expenses" is hereby replaced with the following:

                                                                                TOTAL ANNUAL FUND
                                                                               OPERATING EXPENSES
                                                       12b-1                         (BEFORE        CONTRACTUAL FEE     TOTAL
                                                    DISTRIBUTION                 CONTRACTUAL FEE      WAIVERS OR     ANNUAL FUND
                                     MANAGEMENT        AND/OR         OTHER    WAIVERS OR EXPENSE       EXPENSE       OPERATING
                                        FEES       SERVICING FEES   EXPENSES     REIMBURSEMENTS)    REIMBURSEMENTS     EXPENSES
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
AIM V.I. Core Stock - Series I
(i)(ii)(iii)(iv)                       0.75%            N/A           0.38%           1.13%              0.05%          1.08%
----------------------------------------------------------------------------------------------------------------------------------

 (i) Except as otherwise noted, figures shown in the table are for the year ended December 31, 2003 and are expressed as a percentage of Fund average daily net assets. There is no guarantee that actual expenses will be the same as those shown in the table.

 (ii) The Fund has adopted a new form of administrative services and transfer agency agreements effective May 1, 2004. As a result, Other Expenses have been restated to reflect the changes in fees under the new agreements.

(iii) The Fund's advisor is entitled to receive reimbursement from the Fund for fees and expenses paid for by the Fund's advisor pursuant to expense limitation commitments between the Fund's advisor and the Fund if such reimbursement does not cause the Fund to exceed its then-current expense limitations and the reimbursement is made within three years after the Fund's advisor incurred the expense.

 (iv) Effective January 1, 2005, through December 31, 2009, the advisor contractually agreed to waive a portion of its advisory fees. The Fee Waiver reflects this agreement.

  THIS SUPPLEMENT SHOULD BE RETAINED WITH THE PROSPECTUS FOR FUTURE REFERENCE.

HV-5134